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                                                                    EXHIBIT 2

                               AMENDMENT NO. 1 TO
                  AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS
     BY AND AMONG WAVEPHORE, INC., WAVEPHORE NEWSCAST, INC., PARACEL ONLINE
                         SYSTEMS, INC. AND PARACEL, INC.


This AMENDMENT NO. 1 TO AGREEMENT FOR THE PURCHASE AND SALE OF ASSETS dated May 29, 1997 (the "Agreement") is made and entered into this 12th day of January, 1998 among WavePhore, Inc., an Indiana corporation ("WavePhore"), WavePhore Newscast, Inc., a Delaware corporation ("Newscast"), Paracel Online Systems, Inc., a California corporation ("Seller") and Paracel, Inc., a California corporation ("Shareholder").

                                    RECITALS


WHEREAS, WavePhore, Newscast, Seller and Shareholder desire to amend certain of the terms and conditions of the Agreement, as set forth herein;

NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby agree as follows:

1.    AMENDMENT TO SECTION 2.6(a) OF THE AGREEMENT.

Section 2.6(a) of the Agreement hereby is amended by deleting the original text of Section 2.6(a) in its entirety and replacing it with a new Section 2.6(a), the text of which is as follows:

      "2.6(a) First Incentive Payment. On January 12, 1998 or as soon thereafter as is practicable, WavePhore Newscast shall deliver to Seller the First Incentive Payment in the amount of $4,200,000, payable in an amount of WavePhore Common Stock (the "Shares") based upon the Average Market Price of WavePhore Common Stock ending the last Trading Day prior to January 12,1998. WavePhore shall register all the Shares for resale by Seller and/or Shareholder (collectively, the "Selling Security Holder") pursuant to an SEC Registration Statement (the "Registration Statement") in accordance with the provisions of Section 2.9(a),(b),(c),(d) and (e) of the Agreement. All sales of the Shares by the Selling Security Holder pursuant to the Registration Statement shall be made in an orderly manner and in an amount (the "Volume Limitation") which shall not exceed on any Trading Day the greater of (i) 20,000 Shares, or (ii) 10% of the Trading Volume of WavePhore Common Stock on the previous Trading Day; provided that with the prior consent of WavePhore the foregoing Volume Limitation shall not apply to negotiated block trades executed at prices equal to or greater than the Average Market Price of WavePhore Common Stock ending the last Trading Day prior to January 12,1998. For purposes hereof " Trading Volume" shall include all trades reported to the National Association of Securities Dealers, Inc. or otherwise to a "consolidated system" as that term is defined in the Securities Exchange of 1934, as amended, and "Trading Day" shall mean any day on which at least 20,000 shares of WavePhore Common Stock are traded on the Nasdaq National Market or on the principal securities exchange or market on which WavePhore Common Stock is then traded and such Market or exchange remains open for at
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      least one continuous hour on such day.

      If the Sum of (i) the total net proceeds (gross proceeds less direct selling costs) received by the Selling Security Holder from the sale of the Shares during the period commencing on the effective date of the Registration Statement and ending on April 30, 1998 (the "Sale Period"), plus (ii) the market value of all unsold Shares held by the Selling Security Holder as of the close of trading on the last Trading Day of the Sale Period, valued at the closing price of WavePhore Common Stock as of such date, is less than $4,000,000, WavePhore and Newscast shall pay to the Selling Security Holder the difference between $4,000,000 and such Sum (the "Difference") in immediately available funds on the third business day following the close of the Sale Period.

      Provided, however, that if the total number of Trading Days on which the Registration Statement is effective during the Sale Period (the "Available Trading Days") is less than 30 days, then the Sale Period shall be extended for an additional number of Trading Days equal to the difference between 30 and the number of available Trading Days.

      Upon payment of the Difference, if any, by WavePhore and Newscast to Selling Security Holder, WavePhore and Newscast shall have no other or further liability or obligation with respect to the delivery of the First Incentive Payment or the Shares."

2.    APPLICATION OF SECTION 2.9(f) OF THE AGREEMENT.

      The first sentence of Section 2.9(f) of the Agreement shall not apply to amended Section 2.6(a) of the Agreement. In addition, any payment required by the second sentence of Section 2.9(f) with respect to the First Incentive Payment described in Amended Section 2.6(a) shall be limited to a maximum of $4,000,000.

3.    NO OTHER CHANGE.

      No other change or modification to the Agreement is intended or implied.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, as of the date set forth above.



WAVEPHORE, INC.                                 PARACEL ONLINE SYSTEMS, INC.


By: ______________________________              By: ____________________________
David E. Deeds, Chairman,                       Kwang- I Yu, President
Chief Executive Officer and President


WAVEPHORE NEWSCAST, INC                         PARACEL, INC.
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By: _______________________________             By: ____________________________
David E. Deeds, Chairman,                       Kwang- I Yu, President
Chief Executive Officer and President